P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Charles W. Sulerzyski
August 25, 2011		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. ELECTS NEW BOARD MEMBER

Marietta, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announces the election of Susan D. Rector as a director of Peoples and of its subsidiary, Peoples Bank, National Association (“Peoples Bank”). Rector is a principal in the law firm of Schottenstein, Zox & Dunn, Co., LPA (“SZD”) in Columbus, Ohio. She has been appointed to the Governance and Nominating Committee of the Peoples Board of Directors and to the Information Technology Committee of the Peoples Bank Board of Directors.

“It is an honor to welcome Susan to Peoples,” said Richard Ferguson, Chairman for the Peoples Bancorp Inc. Board of Directors. “She is a distinguished leader with a history of making valuable contributions as a member of several other boards and community organizations.”

Chuck Sulerzyski, President and Chief Executive Officer for Peoples said that he too is pleased about Rector's election. “Susan is an accomplished business attorney who brings a wealth of knowledge in areas of intellectual property to Peoples. Her extensive experience advising publicly and privately held companies in business transactions and intellectual property ownership will be especially valuable to Peoples. She also has ties to our core market area, having grown up in Parkersburg, West Virginia and graduated from Parkersburg High School.”

Rector leads SZD's intellectual property practice group and has a strong background in software acquisition and licensing, technology-based companies and the legal issues encountered in conducting business online. Additionally, her law practice has involved a wide variety of business transactions, such as business formation, restructurings, and mergers and acquisitions.

Rector earned a Bachelor of Arts from Wake Forest University, Winston-Salem, N.C. and, a Juris Doctor from The University of North Carolina, Chapel Hill, N.C. She is a Life Fellow in the American Bar Association, has been named for ten consecutive years as one of The Best Lawyers in America for Intellectual Property Law and Corporate Law, and has attained an AV® from Martindale-Hubbell. Her community leadership activities include being appointed to the Columbus Zoo board of directors and elected to the board of directors of Women for Economic and Leadership Development (WELD). She has authored various publications and undertaken numerous speaking engagements on legal topics including board leadership.

Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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